Exhibit 10.17

DIRECTOR SERVICE AGREEMENT

This Director Service Agreement (the “Agreement”) is made and entered into as of [ ], 2024, by and between Aimfinity Investment Merger Sub I (or as it may be renamed, Inkwater Holding Inc.), an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), and [ ] (the “Director”).

1.	SERVICES

1.1. Board of Directors. The Director is appointed to serve as a director of the Company’s Board of Directors (the “Board”), effective as of the Effective Date (as defined below), until the date on which the Director ceases to be a member of the Board for any reason or the date of termination of this Agreement in accordance with this Section 5.2 hereof (such earlier date being the “Expiration Date”). The Board shall consist of the Director and such other members as are nominated and elected pursuant to the Memorandum and Articles of Association of the Company (as amended and restated from time to time, the “Memorandum and Articles”).

For purpose of this Agreement, “Effective Date” shall mean the date of the Closing, as defined in the Agreement and Plan of Merger, dated October 13, 2023, between the Company, Aimfinity Investment Corp. I, a Cayman Islands exempted company, Aimfinity Investment Merger Sub II, Inc., a Delaware corporation, and Docter Inc. (“Target”), a Delaware corporation.

1.2. Director Services. The Director’s services to the Company hereunder shall include service on the Board [and service on the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Committee in accordance with applicable law and stock exchange rules as well as the Memorandum and Articles,]1 and such other services mutually agreed to by the Director and the Company (the “Director Services”).

2.	REIMBURSEMENT, COMPENSATION AND INDEMNIFICATION

2.1. Expense Reimbursement. The Company shall reimburse the Director for all reasonable travel and other out-of-pocket expenses incurred in connection with rendering the Director Services during the Term of this Agreement.

2.2. Compensation to Director. The Director shall receive from the Company compensation pursuant to Exhibit A hereto.

2.3. Indemnification. The Company and the Director are executing an indemnification agreement in the form attached hereto as Exhibit B

3.	DUTIES OF DIRECTOR

3.1. Fiduciary Duties. In fulfilling his/her responsibilities, the Director shall be charged with a fiduciary duty to the Company. The Director shall be attentive and inform himself/herself of all material facts regarding a decision before taking action. In addition, the Director’s actions shall be motivated solely by the best interests of the Company.

[1]	Note to Draft: Committee participation on a case-by-case basis.

3.2. Confidentiality. The Director shall maintain in strict confidence all information he/she has obtained or shall obtain from the Company that the Company has designated as “confidential” or that is by its nature confidential, relating to the Company’s business, operations, properties, assets, services, condition (financial or otherwise), liabilities, employee relations, customers (including customer usage statistics), suppliers, prospects, technology, or trade secrets, except to the extent such information (i) is in the public domain through no act or omission of the Director, (ii) is required to be disclosed by law or a valid order by a court or other governmental body, or (iii) is independently learned by the Director outside of his/her relationship with the Company and its affiliates (the “Confidential Information”).

3.3. Nondisclosure and Nonuse Obligations. The Director will use the Confidential Information solely to perform the Director Services for the benefit of the Company. The Director will treat all Confidential Information of the Company with the same degree of care as the Director treats his/her own Confidential Information, and the Director will use his/her best efforts to protect the Confidential Information. The Director will not use the Confidential Information for his/her own benefit or the benefit of any other person or entity, except as may be specifically permitted in this Agreement. The Director will immediately give notice to the Company of any unauthorized use or disclosure by or through him/her, or of which he/she becomes aware, of the Confidential Information. The Director agrees to assist the Company in remedying any such unauthorized use or disclosure of the Confidential Information.

3.4. Return of the Company Property. All materials furnished to the Director by the Company, whether delivered to the Director by the Company or made by the Director in the performance of Director Services under this Agreement (the “Company Property”), are the sole and exclusive property of the Company. The Director agrees to promptly deliver the original and any copies of the Company Property to the Company at any time upon the Company’s request. Upon termination of this Agreement by either party for any reason, the Director agrees to promptly deliver to the Company or destroy, at the Company’s option, the original and any copies of the Company Property. The Director agrees to certify in writing that the Director has so returned or destroyed all such Company Property.

4.	COVENANTS OF DIRECTOR

4.1. No Conflict of Interest. During the Term of this Agreement, the Director shall not be employed by, own, manage, control or participate in the ownership, management, operation or control of any business entity that is competitive with the Company and its subsidiaries or otherwise undertake any obligation inconsistent with the terms hereof, provided that Director may continue the Director’s current affiliation or other current relationships with the entity or entities described on Exhibit C (all of which entities are referred to collectively as “Current Affiliations”). This Agreement is subject to the current terms and agreements governing the Director’s relationship with Current Affiliations, and nothing in this Agreement is intended to be or will be construed to inhibit or limit any of the Director’s obligations to Current Affiliations. The Director represents that nothing in this Agreement conflicts with the Director’s obligations to Current Affiliations. A business entity shall be deemed to be “competitive with the Company and its subsidiaries” for purpose of this Section 4.1 only if and to the extent it engages in the business substantially similar to the business of the Company and its subsidiaries taken as a whole. If the Director undertakes any duty, investment or other obligation that may present a conflict of interest prohibited under this Section 4.1, the Director shall inform the Board in advance. If the Board decides such proposed new obligation would present an actual conflict of interest prohibited hereunder and the Director still undertakes the new obligation, the Board shall have the right to remove the Director from the Board.

4.2. Noninterference with Business. During the Term of this Agreement, and for a period of one (1) year after the Expiration Date, the Director agrees not to interfere with the business of the Company and its subsidiaries in any manner. By way of example and not of limitation, the Director agrees not to solicit or induce any employee, independent contractor, customer, supplier or business partner of the Company to terminate or breach his/her employment, contractual or other relationship with the Company and its subsidiaries.

4.3. No Insider Trading; Ethics. The Director acknowledges and agrees that the Director may have access to “material non-public information” for purposes of the federal securities laws (“Insider Information”) and that the Director will abide by all securities laws relating to the handling of and acting upon such Insider Information. The Director further agrees to abide by and follow all such procedures set forth in the Company’s insider trading policy, code of ethics and any similar policy, code or document governing the conduct of directors of the Company as in existence now or at any time during the term of this Agreement.

4.4. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging, defamatory or derogatory remarks, statements or comments to any third party with respect to either of them. Further, the Parties hereto agree to forbear from making any public or non-confidential statement with respect to any claim or complaint against either Party without the mutual consent of each of them, to be given in advance of any such statement.

4.5. [Independence. The Director acknowledges that his/her appointment hereunder is contingent upon the Board’s determination that he/she is “independent” with respect to the Company, in accordance with the listing requirements of The Nasdaq Stock Market, and that his/her appointment may be terminated by the Company in the event that the Director does not maintain such independence standard.]2

4.6. Enforcement. In signing this Agreement, the Director gives the Company assurance that the Director has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on the Director under this Section 4, that the Director has not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and that the Director has entered into this Agreement knowingly and voluntarily. The Director agrees that these restraints are necessary for the reasonable and proper protection of the Company and its subsidiaries, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Director further agrees that, were the Director to breach any of the covenants contained in this Section 4, the damage to the Company and its subsidiaries would be irreparable. The Director therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Director of any such covenants, without having to post bond. In the event that any provision of this Section 4 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s subsidiaries will have the right to enforce all of the Director’s obligations to that subsidiary under this Agreement, including, without limitation, pursuant to this Section 4. No claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of the Director’s employment or other relationship with the Company or any of its subsidiaries, will operate to excuse the Director from the performance of the Director’s obligations under this Section 4.

[2]	NTD: remove for non-independent directors

5.	TERM AND TERMINATION

5.1. Term. This Agreement is effective as of the Effective Date as provided for in Section 1.1 above and will continue until the Expiration Date (the “Term”).

5.2. Termination. This Agreement, and the Director’s service as a member of the Board, shall terminate:

a.	at any time upon thirty (30) days prior written notice by the Director of his or her resignation;

b.	upon the close of any shareholder’s meeting for the election of directors, if the Director is not re-elected to the Board by the Company’s shareholders at such meeting;

c.	upon removal of the Director by Ordinary Resolution as provided in the Memorandum and Articles;

d.	automatically if, at any time, the Director becomes disqualified, or if, at any time, the office of the Director is vacated, under the terms of the Memorandum and Articles.

5.3. Survival. The rights and obligations contained in Sections 3 and 4 hereof will survive any termination or expiration of this Agreement.

6.	MISCELLANEOUS

6.1. Assignment. The Director acknowledges and agrees that this is a personal services contract, under which he has been retained based upon his personal and unique skills, and may not be transferred or assigned by him in whole or in part at any time. However, Director agrees that this Agreement, as well as any portion of the Company’s rights existing under this Agreement, shall be freely assignable by the Company without restriction and without his consent or execution of any further instrument in the event of any sale, merger, share exchange, consolidation or other business reorganization. Director acknowledges and agrees that this Agreement shall be binding upon, and inure to the benefit of, the Company’s successors and assigns.

6.2. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

6.3. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either party may specify in writing.

6.4. Governing Law. This Agreement shall be governed in all respects by the laws of the Cayman Islands without regard to conflicts of law principles thereof.

6.5. Dispute Resolution. The Director and the Company agree to submit to the non-exclusive jurisdiction of the courts of Taiwan in connection with any dispute arising out of or otherwise related to this Agreement.

6.6. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

6.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter. The terms of this Agreement will govern all Director Services undertaken by the Director for the Company.

6.8. Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and the Director. The terms contained herein may not be altered, supplemented or interpreted by any course of dealing or practices.

6.9. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Company:

Aimfinity Investment Merger Sub I

By:
Name:	I-Fa Chang
Title:	Director

Notice Information:

c/o Aimfinity Investment Merger Sub I
14F-7, 597 Jiuru 2nd Rd
Sanmin District
Kaohsiung City, Taiwan

Director:

Name: [ ]

Notice Information:

[Signature Page to Director Service Agreement]

Exhibit A

Director Compensation

During the Term, the Director will receive annual cash compensation in the amount of $[ ] payable in equal installments [monthly/quarterly].

Exhibit B

Indemnification Agreement

Exhibit C

Current Affiliations